EXHIBIT (a)(1)(i)

OFFER TO PURCHASE

C&F FINANCIAL CORPORATION

OFFER TO PURCHASE FOR CASH UP TO 180,000

OUTSTANDING COMMON SHARES

AT $41.00 NET PER SHARE

SUMMARY TERM SHEET

This summary highlights certain information in this Offer to Purchase. In order to understand this offer more fully and for a more complete description of the terms of this offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

•	WHAT SECURITIES ARE C&F FINANCIAL CORPORATION OFFERING TO PURCHASE? (PAGE 9)

C&F Financial Corporation (“we,” “our” or “us”) is offering to purchase up to 180,000 of our shares of common stock. If more than 180,000 shares are surrendered in response to this offer, i.e., “tendered,” we expect to purchase the shares tendered on a pro rata basis. All shares tendered by a shareholder who beneficially owns less than 100 shares as of the offer expiration date of June 30, 2005 and who tenders all of his or her shares and completes the “Odd Lots” box in the Letter of Transmittal will be purchased in full, prior to the proration of shares tendered by any other shareholder. Prior to purchasing other shareholders’ tendered shares on a pro rata basis, we are reserving the right to purchase all the shares tendered by a shareholder who has tendered all shares beneficially owned by him or her and who, as a result of the contemplated pro-rating, would then own an aggregate of fewer than 100 shares. This offer is not conditioned upon the tender of any minimum number of shares.

•	HOW MUCH AND IN WHAT FORM WILL YOU PAY ME FOR MY SHARES? (PAGE 9)

We will pay cash for your shares in our common stock tendered in proper form. The purchase price will be $41.00 net per share.

•	WILL I HAVE TO PAY ANY FEES OR COMMISSIONS? (PAGES 6 AND 32)

You will not be obligated to pay brokerage commissions or solicitation fees if you tender your shares. We will reimburse any broker or dealer, commercial bank or trust company for customary handling and mailing expenses incurred in forwarding this offer.

•	DO YOU HAVE THE FINANCIAL RESOURCES TO PAY ME FOR MY SHARES? (PAGE 19)

Assuming we purchase 180,000 shares at $41.00 per share, our total cost, not including fees and expenses incurred in connection with this offer, will be approximately $7,380,000. We intend to pay for tendered shares, as well as for the costs and expenses of this Offer, from cash reserves. We believe that we will not need to borrow money to finance the purchase of tendered shares.

•	WHEN DOES THE OFFER EXPIRE? CAN YOU EXTEND THE OFFER, AND IF SO, HOW WILL I BE NOTIFIED? (PAGES 9 AND 31)

•	The offer expires Thursday, June 30, 2005, at 11:59 p.m., Eastern Standard Time, unless we extend the offer.

•	We may extend the offer period at any time before it expires.

•	If the offer period is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration date.

•	HOW DO I TENDER MY SHARES? (PAGE 12)

If you decide to tender your shares, you must either

•	Contact a broker, dealer, commercial bank, trust company or other nominee who holds your shares and request that your shares be tendered to American Stock Transfer & Trust Company, at 59 Maiden Lane, Plaza Level, New York, New York 10038 (the Depositary, i.e., acting as our agent);

or

•	Complete and sign in proper form the Letter of Transmittal accompanying this offer, and send the Letter of Transmittal, any certificates of shares and any other required documents to the Depositary, American Stock Transfer & Trust Company, at 59 Maiden Lane, Plaza Level, New York, New York 10038, before the expiration date.

•	UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES? (PAGE 14)

You may withdraw your tendered shares at any time before the expiration date, including any extensions of that date. The expiration date currently is June 30, 2005. You also may withdraw tendered shares not yet accepted for payment after 40 business days from the commencement of the offer.

•	HOW DO I WITHDRAW TENDERED SHARES? (PAGE 14)

•	Contact your broker, dealer, commercial bank, trust company or other nominee; or

•	Submit proper written notice to the Depositary, American Stock Transfer & Trust Company.

•	WHEN WILL I GET PAID? (PAGE 15)

You will be paid for shares tendered and purchased only after the expiration date of the offer and after receipt by the Depositary of the certificate(s) representing the stock tendered, a properly completed and duly executed Letter of Transmittal and any other documents required, and after our acceptance of your tendered shares.

•	WILL THERE BE ANY TAX CONSEQUENCES TO TENDERING MY SHARES? (PAGE 27)

If your tendered shares are accepted, it will be a taxable transaction either in the form of a “sale or exchange” or, under certain limited circumstances, as a “dividend.” Please consult your tax advisor as to the tax consequences of tendering your shares. Please also see Section 16 below, “Federal Income Tax Consequences.”

•	WHAT IS THE PURPOSE OF THE OFFER? (PAGE 11)

We believe that the purchase of our shares at this time presents an effective way to utilize our current strong capital base and increase value to shareholders. Additionally, we believe that this offer is beneficial to shareholders because it will provide liquidity by giving you an opportunity to sell all or a part of your investment in us on potentially more favorable terms than would otherwise be the case.

Please bear in mind that neither we nor our board makes any recommendation as to whether or not you should tender your shares. That is your decision to make.

•	WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? (PAGE 16)

We may terminate the offer, amend its terms, and/or reject shares tendered for payment or postpone payment, under any one of the following circumstances which, in our view, make it inadvisable to proceed with the offer, purchase or payment:

•	We believe the offer could impair compliance with SEC, IRS, or bank regulatory requirements.

•	There is in our reasonable judgment any material legal action threatened, pending or taken, challenging the offer or otherwise materially adversely affecting us.

•	There is in our reasonable judgment an applicable law, rule, regulation or order which prohibits, restricts, or delays the offer or materially impairs its benefits.

•	Certain other circumstances where we believe that we or our shareholders may be adversely affected if shares were purchased pursuant to the offer.

•	IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES? (PAGE 18)

The purchase of shares pursuant to this offer will increase the proportionate share of this company owned by shareholders who do not tender their shares. There will be a reduction in the number of shares available for public trading, and the number of shareholders probably will be reduced. We believe there will still be a sufficient number of shares outstanding and publicly traded following this offer to ensure a continued trading market in our shares.

•	WHO DO I CONTACT IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

For additional information or assistance, you may contact American Stock Transfer & Trust Company, Shareholder Services Department, 59 Maiden Lane, Plaza Level, New York, NY 10038 Toll Free: 877-248-6417; Toll charge: 718-921-8317.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This report contains statements concerning our expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by us and risks and uncertainties. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in:

1)	interest rates;

2)	general economic conditions;

3)	the legislative/regulatory climate;

4)	monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board ;

5)	the quality or composition of the loan or investment portfolios;

6)	demand for loan products;

7)	deposit flows;

8)	competition;

9)	demand for financial services in our market area;

10)	technology; and

11)	accounting principles, policies and guidelines.

These risks and uncertainties should be considered in evaluating the forward-looking statements contained in this offer. We caution readers not to place undue reliance on those statements, which speak only as of the date of this report.

C&F FINANCIAL CORPORATION

OFFER TO PURCHASE FOR CASH UP TO 180,000 SHARES

OF ITS COMMON STOCK

AT $41.00 NET PER SHARE

THE OFFER PERIOD WILL EXPIRE ON THURSDAY, JUNE 30, 2005,

AT 11:59 P.M., EASTERN STANDARD TIME, UNLESS THE OFFER IS EXTENDED

TO THE HOLDERS OF SHARES OF COMMON STOCK OF C&F FINANCIAL CORPORATION:

C&F Financial Corporation, a Virginia corporation (“we,” “our,” or “us”), offers to purchase up to 180,000 shares of our common stock, $1.00 par value per share, at $41.00 net per share to the seller in cash, upon the terms and conditions set forth in this offer and in the attached Letter of Transmittal (which together constitute this offer). Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees, or, subject to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us. However, if you or another payee fails to complete fully and sign the box captioned “Substitute Form W-9” included in the Letter of Transmittal, you may be subject to a required tax withholding of 28% of the gross proceeds paid to you or the other payee pursuant to this offer. We will pay all charges and expenses of American Stock Transfer & Trust Company (the “Depositary”) incurred in connection with this offer. Certificates being tendered may indicate the issuer as being either “C&F Financial Corporation” or “Citizens and Farmers Bank.” Both forms of certificates may represent ownership in C&F Financial Corporation and therefore both are included in this offer.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER

OF SHARES BEING TENDERED.

THE OFFER IS SUBJECT TO OTHER CONDITIONS PROVIDED BELOW.

Tenders pursuant to this offer may be withdrawn at any time prior to the expiration date of the offer (including any extensions). You also may withdraw tendered shares not yet accepted for payment after 40 business days from the commencement of the offer.

Our common stock is traded on the NASDAQ Stock Market under the symbol, “CFFI.” However, prices fluctuate, so any recent trading information may or may not be an accurate indication of the our stock’s value on a particular day. To the best of our knowledge, the most recent trade for our common stock prior to printing this offer was for 100 shares at $40.25 per share on May 25, 2005. The closing prices on May 12, 2005, the day before announcement of this tender offer, was $35.60 per share.

Our board of directors, at its meeting on May 17, 2005, declared the next quarterly cash dividend of $0.24 per share, which will be paid to shareholders of record as of June 15, 2005. If you were a shareholder of record on June 15, 2005, you will be entitled to receive that dividend regardless of whether you tendered shares pursuant to this offer.

THE DATE OF THIS OFFER TO PURCHASE IS JUNE 1, 2005.

The board of directors of this company has approved the making of this offer. You, however, must make your own decision whether to tender shares and, if so, how many shares to tender. Neither we nor our board of directors makes any recommendation to anyone with respect to this offer, and no person has been authorized by us to make any such recommendation. You should evaluate carefully all the information contained or referred to in this offer and make an independent judgment of whether tendering shares is in your best interest. You are urged to consult a tax advisor concerning any federal, state, local, or foreign tax consequences of a sale of stock pursuant to this offer.

IMPORTANT

If you desire to tender all or any portion of your shares, you should either (i) complete and sign the Letter of Transmittal or a facsimile of it in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to the Depositary, and either mail or deliver the stock certificates for those shares to the Depositary (with all other necessary documents) or (ii) request a broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for you. If you have shares registered in the name of broker, dealer, commercial bank, trust company or other nominee, you must contact that broker, dealer, commercial bank, trust company, or nominee if you desire to tender those shares. If you desire to tender shares and your stock certificates are not immediately available or your other required documentation cannot be delivered to the Depositary by the expiration of this offer, you should tender those shares by following the procedures for guaranteed delivery set forth under Section 4 “Procedure for Tendering Shares.” To effect a valid tender of shares, you must validly complete the Letter of Transmittal.

Questions and requests for assistance or requests for additional copies of this offer and the Letter of Transmittal, may be directed to American Stock Transfer & Trust Company, Shareholder Services Department, 59 Maiden Lane, Plaza Level, New York, NY 10038 Toll Free: 877-248-6417; Toll charge: 718-921-8317.

SCHEDULE A: Information Concerning the Directors and Executive Officers of C&F Financial Corporation

THIS OFFER

1.	PRICE; NUMBER OF SHARES; PRORATION; EXTENSION OF THE OFFER

Upon the terms and subject to the conditions and qualifications of this offer, we will purchase up to 180,000 shares of our common stock at $41.00 net per share to the seller in cash, if those shares are duly tendered (and not withdrawn in accordance with Section 5 “Withdrawal Rights”) prior to 11:59 p.m., Eastern Standard Time, on Thursday, June 30, 2005, the expiration date of the offer. We reserve the right, at any time and from time to time, to extend the period of time during which this offer is open by giving oral or written notice of such extension to the Depositary, in which event the expiration date will be the latest time and date on which the offer, as so extended, will expire. See Section 18 “Extension of this Offer Period; Termination; Amendments” for a description of our right to extend the time during which this offer is open. If you tender shares, you are still entitled to receive the dividend already declared by our directors for shareholders of record June 15, 2005, even if not yet paid on shares tendered pursuant to this offer. See Section 9 “Price Range of Common Stock; Dividends.” We will not pay interest on the purchase price under any circumstances.

Subject to the conditions of this offer, if 180,000 or fewer shares are duly tendered prior to the expiration date, we will purchase all shares so tendered. This offer is not conditioned on any minimum number of shares being tendered. In the event of an oversubscription of this offer, we will purchase shares tendered on a pro rata basis, disregarding fractions, according to the number of shares tendered by each shareholder prior to the expiration date of this offer, provided, however, that:

(a) All shares tendered prior to the expiration date of the offer by any shareholder who owned beneficially as of the expiration date an aggregate of fewer than 100 shares and who tenders all of those shares (partial tenders will not qualify for this preference) and completes the box captioned “Odd Lots” in the Letter of Transmittal will be purchased in full, prior to the proration of shares tendered by any other shareholder;

(b) We reserve the right to purchase, prior to purchasing any shares to be purchased on a pro rata basis, all shares tendered by any shareholder who has tendered all shares of our common stock beneficially owned by him or her and, as a result of the contemplated pro-rating would then own an aggregate of fewer than 100 shares of our stock;

(c) We reserve the right, in our sole discretion, to elect to purchase any and all of the excess shares tendered; and so long as the excess number accepted by us does not exceed two percent (2%) of the issued and outstanding shares, no extension of the offer period and no further notice to the shareholders will be required or given. If we elect to purchase excess tendered shares, but less than all of the tendered shares, then the shares tendered shall be purchased on a pro rata basis, as described above (subject to the exceptions noted in paragraphs (a) and (b), above).

If (i) we increase or decrease the price to be paid for the shares, increase the number of shares being sought by greater than two percent (2%) of our outstanding common stock, decrease the shares being sought, or incur dealers/managers soliciting fees, and (ii) this offer is scheduled to expire less than ten business days from and including the date that notice of such increase or decrease is first published, sent, or given in the manner specified in Section 18 “Extension of this Offer Period; Termination; Amendments” below, this offer will be extended to the date ten business days from and including the date of the notice. For purposes of this offer, a “business day” means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

The offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 8 “Certain Conditions of this Offer” below.

As of March 31, 2005, we had issued and outstanding 3,556,354 shares of common stock, and there were 456,867 shares issuable upon the exercise of outstanding stock options (“Options”) under our 2004 and 1994 Incentive Stock Plans, the C&F Financial Corporation 1998 Non-Employee Director Stock Compensation Plan, and the C&F Financial Corporation 1999 Regional Director Stock Compensation Plan (collectively, the “Stock Plans”). The 180,000 shares that we are offering to purchase represent approximately 5.1% of the outstanding shares (approximately 4.5% assuming exercise of all outstanding Options). As of March 31, 2005, there were approximately 2,100 holders of record of our common stock. Because some of our shares are held in the names of brokers and nominees, we are unable to determine the total number of beneficial holders of less than 100 shares or the aggregate number of our shares they own.

Our Stock Plans make available to key employees and directors shares of common stock in the form of Options. Holders of Options under the Stock Plans generally may participate in this offer if they exercise those Options that are exercisable and tender the shares received.

This offer and the related Letter of Transmittal will be mailed to record holders of our shares as of June 1, 2005 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees appear on our shareholder list.

Our directors, executive officers and employees are eligible to tender shares pursuant to this offer. In addition, participants in our Dividend Reinvestment Plan are also entitled to participate in the offer with their shares held in plan accounts on the same basis as all other shareholders. If you are a participant in our 401(k) Plan, you are not eligible to tender shares you own indirectly through the C&F Financial Corporation Stock Fund in the 401(k) Plan.

2.	BACKGROUND AND PURPOSE OF THE OFFER

We believe that this tender offer is attractive to both us and our shareholders for the following reasons:

•	This tender offer provides enhanced liquidity for our shareholders by giving you an opportunity to sell all or a portion of your shares. Although our shares are quoted on the NASDAQ National Market, our daily trading volume is relatively low compared to many public companies with greater market capitalizations. This tender offer provides an opportunity for you to sell shares directly to us without negatively impacting the market for our stock.

•	We believe that this offer is beneficial to us and our shareholders because the reduction in the number of shares outstanding should result in a relative increase of earnings per share and return on equity and thereby increase value to remaining shareholders. Consistent with this belief, we have purchased shares of our common stock in the open market and in negotiated transactions over the past few years. These repurchases were limited by trading volumes in our stock and regulatory guidelines as to the number of shares that we can repurchase on any given day. These limitations do not apply to this tender offer. We therefore believe that this tender offer will allow us to purchase a greater number of shares in a shorter time period than we could purchase in the open market.

•	The offer also provides those of you who are considering a sale of all or a portion of your shares the opportunity to sell shares pursuant to the offer for cash without the usual transaction costs associated with market sales.

•	Any odd lot holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions for your sale of shares directly to us, but also will avoid any applicable odd lot discounts payable on sales of odd lots.

•	The cost to us for services to you may be reduced to the extent the purchase of shares in this offer results in a reduction in the number of shareholders of record.

•	This offer allows you to sell a portion of your shares while retaining a continuing equity interest in us. If you determine not to accept this offer, you will increase your proportionate interest in our equity, and thus in our future earnings and assets, subject to our right to issue additional shares and other equity securities in the future.

Our capital exceeds applicable regulatory standards and what we believe is necessary for current expected growth. We believe that the tender offer is a desirable way to return excess capital to our shareholders. Following the purchase of the shares, we believe funds provided by earnings, combined with other sources of liquidity, will be fully adequate to meet our funding needs for the foreseeable future. Upon completion of this offer, we expect that we will continue to meet or exceed all minimum regulatory capital requirements.

Our board of directors has approved this offer. However, neither we nor our board of directors makes any recommendation to you as to whether to tender or refrain from tendering any or all of your shares in us, and we have not authorized any person to make any such recommendation. You are urged to evaluate carefully all information in this offer, consult your own investment and tax advisors, and make your own decisions whether to tender shares, and, if so, how many shares to tender.

3.	TENDERS BY HOLDERS OF FEWER THAN 100 COMMON SHARES

All shares tendered for purchase by those who beneficially hold fewer than 100 shares on the expiration date, and who properly tender all of their shares prior to the expiration date, will be accepted before proration, if any, of the purchase of other tendered shares. Partial tenders will not qualify for this preference, and it is not available to the holders who beneficially own 100 or more shares on the expiration date, even though such holder has separate stock certificates for fewer than 100 shares. Any shareholder owning fewer than 100 shares in us and who wishes to tender all such shares must complete the box captioned “Odd Lots” in the Letter to Transmittal. As also indicated in Section 1 “Price; Number of Shares; Proration; Extension of this Offer,” we have reserved the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who has tendered all shares beneficially owned by him or her and as a result of proration would then own an aggregate of fewer than 100 of our shares.

4.	PROCEDURE FOR TENDERING COMMON SHARES

For you or your nominee (namely a broker, dealer, commercial bank, trust company, or other nominee) to tender shares pursuant to this offer, the Depositary must receive certificates for such shares, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, prior to the expiration date of the offer at the appropriate address set forth in the Letter of Transmittal, except as otherwise provided in this section. Stock certificates being tendered may indicate the issuer as being either “C&F Financial Corporation” or “Citizens and Farmers Bank.” Both forms of certificates represent ownership in C&F Financial Corporation and therefore both are included in this offer. Deposit of these materials in the mail on the expiration date does not constitute a timely tender. They must be received by the Depositary by the expiration date or the rules below must be followed.

No signature guarantee is required unless Special Payment Instructions or Special Delivery Instructions are given on the Letter of Transmittal.

If you wish to tender shares pursuant to this offer and your certificates are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary by the expiration date, you still may tender your shares, provided that all of the following conditions are satisfied:

(a)	Your tender is made by or through a member of a registered national securities exchange, a member of the National Association of Securities Dealers (“NASD”) or a commercial bank or trust company with membership in an approved signature guarantee medallion program pursuant to Rule 17Ab-15 of the Securities Exchange Act (an “Eligible Institution”);

(b)	The Depositary receives (by hand, mail, telegram, or acceptable facsimile transmission), prior to the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we provide with this offer and that includes a guarantee by an Eligible Institution in the form set forth in that Notice; and

(c)	The certificates for all tendered shares together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal are received by the Depositary within three business days after receipt by the Depositary of the Notice of Guaranteed Delivery.

You will be paid for shares tendered and purchased only after receipt by the Depositary of the certificate(s) representing the stock tendered, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering shareholder. If delivery is by mail, insured registered mail—return receipt requested should be considered, and enough time should be allowed to assure timely delivery.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the right to reject any or all tenders that we determine are not in appropriate form or which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of this offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, and our interpretations of the terms and conditions of this offer will be final and binding. Tenders will not be deemed to have been made until any defects and any irregularities have been cured or waived. Neither we, the Depositary, nor any other person shall be obligated to give any notice or incur any liability for failure to give any such notice. A tender of shares made pursuant to any one of the procedures described above will constitute an agreement between the tendering shareholder and us in accordance with the terms and subject to the conditions of this offer.

A tender of shares by you pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of this offer, as well as your representation and warranty to us that (a) you have a net long position in the shares being tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (b) the tender of your shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for you, directly or indirectly, to tender shares for your own account unless, at the time of tender and at the end of the proration period, you (i) have a net long position equal to or greater than the amount of the shares tendered or other securities convertible into or exchangeable or exercisable for the shares tendered, and you will acquire such shares for tender by conversion, exchange, or exercise and (ii) will cause such shares to be delivered in accordance with the terms of this offer. Rule 14e-4 applies similarly to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to this offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of this offer.

If any shares you tendered are not purchased, or if less than all shares evidenced by your certificate are tendered, certificates for unpurchased shares will be returned to you promptly after the expiration or termination of this offer.

Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary, American Stock Transfer & Trust Company, Attention: Reorganization Department at 59 Maiden Lane, New York, New York 10038.

5.	WITHDRAWAL RIGHTS

Any tender you make pursuant to this offer is revocable and may be withdrawn at any time prior to the expiration date (including any extension of this offer). You also may withdraw tendered shares not yet accepted for payment after 40 business days from the commencement of the offer.

To be effective, the Depositary must receive a notice of withdrawal in written, telegraphic, or facsimile form in a timely manner at the appropriate address set forth in the Letter of Transmittal and above. Any notice of withdrawal must specify the name of the person having tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn, and, if certificates representing such shares have been delivered to the Depositary, the name of the registered holder(s) of such shares, as set forth in such certificates. If the certificates have been delivered to the Depositary, you, the tendering shareholder, also must submit the serial numbers of the particular certificates for the shares to be withdrawn, and the signature on your notice of withdrawal must be guaranteed by an Eligible Institution, as defined above.

All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, and our determination will be final and binding on all parties. Neither we nor the Depositary or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of us will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and shares properly withdrawn will not be deemed to be duly tendered for purposes of this offer.

Withdrawn shares, however, may be re-tendered before the expiration date by again following the procedures described under Section 4 “Procedure for Tendering Shares.” We will return unpurchased shares promptly.

6.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

We shall be deemed to have purchased shares pursuant to this offer only when we give oral or written notice to the Depositary of our acceptance for payment of those shares. That notice, subject to the provisions of this offer, may be given at any time after the expiration date of this offer. Payment for all shares properly tendered prior to the expiration date and purchased pursuant to this offer will be made by the Depositary by check promptly after the expiration date. However, in the event of proration, we do not expect to be able to determine the final proration factor and pay for tendered shares until approximately ten business days after the expiration date. Certificates for all tendered shares not purchased (see Section 1 “Price; Number of Shares; Proration; Extension of this Offer”) will be returned promptly after the expiration date or termination of this offer, without expense to the tendering shareholder.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to this offer. However, if payment of the purchase price is to be made to, or in circumstances permitted by this offer, if purchased shares are to be registered in the name of any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price, unless satisfactory evidence of the payment of such taxes or exemption from such taxes is submitted.

The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders. We will not pay interest on the purchase price under any circumstances. If you, as tendering shareholder, or another payee, fails to complete fully and sign the box captioned “Substitute Form W-9” in the Letter of Transmittal, you may be subject to required back-up federal income tax withholding of 28% of the gross proceeds paid to you or another payee pursuant to the offer. See Section 16 “Federal Income Tax Consequences” below.

7.	CONDITIONAL TENDER OF SHARES

Under certain circumstances and subject to the exceptions set forth under Section 1 “Price; Number of Shares; Proration; Extension of this Offer” above, we may prorate the number of shares of common stock purchased pursuant to this offer. As discussed under Section 16 “Federal Income Tax Consequences,” the number of shares purchased from you might affect the tax consequences to you of that purchase and your decision whether to tender. Accordingly, you may tender shares subject to the condition that a specified minimum number must be purchased, if any are purchased. If you desire to make such a conditional tender, you should indicate in the box captioned “Conditional Tender” on the Letter of Transmittal. It is your responsibility to calculate such minimum number of shares. If the effect of accepting tenders on a pro rata basis is to reduce the number of shares to be purchased from you below the minimum number you specify, such tender will automatically be regarded as withdrawn, except as provided in the next paragraph, and all shares tendered by you will be returned promptly after that.

8.	CERTAIN CONDITIONS OF THE OFFER

Notwithstanding any term of this offer, we may, at our option, withdraw this offer. If we do, we shall not be required to accept for payment or purchase or pay for any shares tendered if before termination of this offer, any event shall have occurred that has been determined by us, in our reasonable judgment in any such case, and regardless of the circumstances giving rise to that determination (including any action or omission to act by us), making it inadvisable to proceed with this offer or to accept the shares for payment, including but not limited to the following events:

(a)	There shall have been instituted or threatened any action or proceeding before any court or administrative agency which challenges the acquisition of shares pursuant to this offer or otherwise relates in any manner to this offer, or in our reasonable judgment could otherwise materially and adversely affect us; or

(b)	Any action shall have been taken, or any statute, rule, regulation, or order shall have been proposed, enacted, enforced, or deemed to be applicable to this offer, by any governmental agency or other regulatory administrative authority, domestic or foreign, which, in our reasonable judgment would or might prohibit, restrict, or delay consummation of this offer or materially impair the contemplated benefits of this offer to us; or

(c)	There shall have occurred any commencement of armed hostilities directly or indirectly involving the United States, or any national emergency, banking moratorium, or suspension of payments by banks in the United States, or any general suspension of trading or limitation of prices for securities on any primary securities exchange or in the over-the-counter market in the United States, or any decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of ten percent measured from the close of business on June 1, 2005; or

(d)	Any change shall occur or be threatened in the business, condition (financial or otherwise), operations, stock ownership, or prospects of us or C&F Bank (the “Bank”), which, in our judgment, is or may be material to us or one of our subsidiaries, any of which, in our reasonable judgment, makes it inadvisable to proceed with such acceptance, purchase, or payment.

Any determination by us concerning any events described in this section and any related judgment or decision by us regarding the inadvisability of proceeding with the purchase of or the payment for any shares tendered shall be final and binding upon all parties. The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition or may be waived by us in whole or in part. Our failure at any time to exercise any of the foregoing rights may not be deemed a waiver of any right, and each such right, other than rights subject to governmental approval, shall be deemed an ongoing right that may be asserted or waived at any time before expiration of the offer.

9.	PRICE RANGE OF COMMON STOCK; DIVIDENDS

Our shares are listed for quotation on the NASDAQ Stock Market under the symbol, “CFFI.” However, prices fluctuate, so any recent trading information may or may not be an accurate indication of the stock’s value on a particular day. As of March 31, 2005, there were 3,556,354 shares of common stock outstanding and 456,867 additional shares issuable upon exercise of outstanding options. In the past 60 days our aggregate trading volume has averaged 2,141 shares each trading day at a purchase price of between $34.81 and $40.50 per share. The following table sets forth the range of the high and low sale prices of the our common stock for all trades reported to us from January 1, 2002 through May 25, 2005.

	Stock Prices
	High (1)	Low (1)	Dividends Per Share
2002
1st Quarter	$22.00	$19.00	$0.15
2nd Quarter	25.25	21.24	0.15
3rd Quarter	23.96	19.92	0.16
4th Quarter	25.00	21.55	0.16
2003
1st Quarter	$34.40	$24.65	$0.16
2nd Quarter	45.81	34.00	0.18
3rd Quarter	46.11	38.71	0.18
4th Quarter	46.50	38.52	0.20
2004
1st Quarter	$43.71	$36.91	$0.22
2nd Quarter	41.91	32.75	0.22
3rd Quarter	40.50	33.29	0.22
4th Quarter	40.35	37.16	0.24
2005
1st Quarter	$40.97	$36.10	$0.24
2nd Quarter (through May 25, 2005)	40.50	34.81	(2)

(1)	In many cases, these stock trades were subject to brokerage commissions which would reduce the total net proceeds to the seller. The stock prices shown above do not reflect such commissions.

(2)	Our board of directors has declared a dividend of $0.24 per share to holders of our stock as of June 15, 2005. You will receive that dividend regardless of whether you tender shares pursuant to this offer.

As of May 25, 2005, the most recent trade of which we are aware was for 100 shares at $40.25 per common share. The closing price on May 12, 2005, the day before announcement of this tender offer, was $35.60 per share. We urge you to obtain current quotations of the market price of the shares and to consult an independent financial advisor.

Our board of directors, in its May 17, 2005 meeting, declared a quarterly cash dividend of $0.24 per share to shareholders of record as of June 15, 2005. Holders of record on June 15, 2005 will be entitled to receive the dividend, regardless of whether you tender your shares pursuant to this offer.

10.	EFFECTS OF THIS OFFER

This offer will enable you to sell a portion of your shares while retaining a continuing equity interest in us, if you so desire. To the extent the purchase of shares in this offer results in a reduction in the number of shareholders of record, our costs for services to shareholders may be reduced, although not materially. For shareholders who do not tender shares, there is no assurance that the price of the stock will not trade below the price currently being offered by us pursuant to this offer. For those of you who do tender, there is no assurance that our stock trading price will not increase as a result of this offer and at some point exceed the offer price.

Our purchase of shares pursuant to this offer is likely to reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our shareholders. We believe that there will still be a sufficient number of shares outstanding and publicly traded following this offer to ensure a continued trading market in our common stock.

Following completion of this offer, we may purchase additional common stock in the open market in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of this offer. Rule 13e-4 of the Exchange Act generally prohibits us from purchasing any of our common stock, other than pursuant to this offer, until at least ten business days after the expiration date of this offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of this offer, our business and financial position, and general economic and market conditions.

Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and to the SEC and comply with the SEC’s proxy rules in connection with our shareholder meetings. The purchase of shares pursuant to this offer will not result in our common stock becoming eligible for deregistration under the Exchange Act.

See Section 14 “Certain Pro Forma Financial Information” below for pro-forma financial statements showing the effects of our purchase of shares pursuant to this offer. To the extent that shares are purchased in this offer, the proportionate interest of non-tendering shareholders will be increased. Common stock purchased pursuant to this offer will have the status of authorized but unissued shares.

11.	SOURCE AND AMOUNT OF FUNDS

Assuming that we purchase 180,000 shares of our common stock in this offer at a price of $41.00 per share, the total amount required to purchase the shares would be $7,380,000 plus all fees and expenses applicable to this offer. We intend to pay for validly tendered shares, as well as for the costs and expenses of this offer, from cash reserves.

12.	CERTAIN INFORMATION ABOUT THE COMPANY; GENERAL INFORMATION

General

C&F Financial Corporation is a bank holding company that was incorporated in March 1994 under the laws of the Commonwealth of Virginia. We own all of the stock of our sole subsidiary, Citizens and Farmers Bank, which is an independent commercial bank chartered under the laws of the Commonwealth of Virginia. Originally opened for business on January 22, 1927, the Bank currently operates under the name, “C&F Bank.” The Bank has the following five wholly-owned subsidiaries, all incorporated under the laws of the Commonwealth of Virginia:

C&F Mortgage Corporation and its wholly-owned subsidiaries Hometown Settlement Services, LLC, Certified Appraisals, LLC and C&F Reinsurance, LTD

C&F Title Agency, Inc.

C&F Finance Company

C&F Investment Services, Inc. and

C&F Insurance Services, Inc.

We operate in a decentralized manner in three principal business activities: (1) retail banking, (2) mortgage banking, and (3) consumer finance. The following general business discussion focuses on the activities within each of these segments.

In addition, we conduct brokerage activities through C&F Investment Services, Inc., insurance activities through C&F Insurance Services, Inc. and title insurance services through C&F Title Agency, Inc. The financial position and operating results of any one of these subsidiaries are not significant to our operations as a whole and are not considered our principal activities at this time.

Retail Banking

We provide retail banking services at the Bank’s main office in West Point, Virginia, and 13 Virginia branches located one each in Richmond, Mechanicsville, Norge, Middlesex, Midlothian, Providence Forge, Quinton, Sandston, Varina, West Point, and Newport News, and two in Williamsburg. These branches provide a wide range of banking services to individuals and businesses. Our services include various types of checking and savings deposit accounts, as well as business, real estate, development, mortgage, home equity and installment loans. The Bank also offers ATMs, internet banking, credit card, and trust services, as well as travelers’ checks, safe deposit box rentals, collections, notary public services, wire services and other customary bank services to its customers. Revenues from retail banking operations consist primarily of interest earned on loans and investment securities and fees related to deposit services.

Mortgage Banking

We conduct mortgage banking activities through C&F Mortgage, which was organized in September 1995. C&F Mortgage provides mortgage loan origination services through 10 locations in Virginia, four in Maryland and one each in Newport, Delaware; Cherry Hill, New Jersey; and Charlotte, North Carolina. C&F Mortgage offers a wide variety of residential mortgage loans, which are originated for sale to numerous investors. C&F Mortgage does not securitize loans. Purchasers of loans include, but are not limited to, Countrywide Home Loans, Inc.; Chase Manhattan Mortgage Corporation; Washington Mutual Bank, FA and Wells Fargo Home Mortgage. The Bank also purchases lot and permanent loans and home equity lines of credit from the Mortgage Company. C&F Mortgage originates conventional mortgage loans, mortgage loans insured by the Federal Housing Administration (the FHA), mortgage loans partially guaranteed by the Veterans Administration (the VA) and home equity loans. A majority of the conventional loans are conforming loans that qualify for purchase by the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation. The remainder of the conventional loans are non-conforming that do not meet Fannie Mae or Freddie Mac guidelines. Through its subsidiaries, C&F Mortgage also provides ancillary mortgage loan origination services for loan settlement, residential appraisals and private mortgage insurance. Revenues from mortgage banking operations consist principally of gains on sales of loans in the secondary mortgage market, loan origination fee income and interest earned on mortgage loans held for sale.

Consumer Finance

We conduct consumer finance activities through C&F Finance Company, which the Bank acquired on September 1, 2002. C&F Finance is a regional finance company providing automobile loans in Richmond, Roanoke, and Hampton Roads, Virginia, in Northern Virginia and in portions of Tennessee and Maryland. C&F Finance is an indirect lender that provides automobile financing through lending programs that are designed to serve customers in the “non-prime” market who have limited access to traditional automobile financing. C&F Finance generally originates loans through manufacturer-franchised dealerships with used-car operations and through selected independent dealerships. C&F Finance selects these dealers based on the types of vehicles sold. Specifically, C&F Finance prefers to finance later model, low mileage used vehicles and moderately priced new vehicles. C&F Finance’s typical borrowers have experienced prior credit difficulties or have modest incomes. Because C&F Finance serves customers who are unable to meet the credit standards imposed by most traditional automobile financing sources, C&F Finance typically charges higher interest rates than those charged by traditional financing sources. Because C&F Finance provides financing in a relatively high-risk market, it also expects to experience a higher level of credit losses than traditional automobile financing sources. Revenues from consumer finance operations consist principally of interest earned on automobile loans.

Employees

At March 31, 2005, we employed 439 full-time equivalent employees. We consider relations with employees to be excellent.

Regulation and Supervision

We are regulated by the Federal Reserve Bank under the Bank Holding Company Act of 1956 and the Virginia State Corporation Commission. We also are under the jurisdiction of the Securities and Exchange Commission and certain state securities commissions with respect to matters relating to the offer and sale of our securities. In addition, the Bank is subject to regulation and examination by the Virginia State Corporation Commission and the Federal Deposit Insurance Corporation.

13.	HISTORICAL FINANCIAL INFORMATION; ADDITIONAL INFORMATION

The following tables set forth certain summary historical consolidated financial information. The historical financial information for 2004 and 2003 has been derived from, and should be read in conjunction with, our audited consolidated financial statements as reported in our annual report on Form 10-K for the year ended December 31, 2004, which report is incorporated herein by reference. Similarly, the historical financial information for the quarters ended March 31, 2005 and 2004 has been derived from, and should be read in conjunction with, our unaudited consolidated financial statements as reported in our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and 2004, which reports are incorporated herein by reference. The summary financial information should be read in conjunction with, and is qualified in its entirety by a reference to, the audited and unaudited financial statements and the related notes from which it has been derived. Copies of the reports may be inspected or obtained from the SEC in the manner specified below.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

	At or for the Year Ended December 31,		Quarter Ended March 31,
	2004	2003	2005	2004
	(in thousands, except share and per share data)
Income Statement Data:
Interest income	$40,843	$38,671	$11,092	$9,585
Interest expense	7,549	8,828	2,248	1,820
Net interest income	33,294	29,843	8,844	7,765
Provision for loan losses	4,026	3,167	1,089	895
Noninterest income	24,689	29,318	5,747	4,862
Noninterest expenses	37,753	36,748	9,740	8,419
Income tax expense	5,006	6,327	1,155	966
Net income	$11,198	$12,919	$2,607	$2,347
Net income per share – assuming dilution	$3.00	$3.42	$0.71	$0.62
Weighted average number of shares including common stock equivalents	3,729,128	3,781,843	3,685,550	3,767,485
Balance Sheet Data:
Total assets	$609,122	$573,546	$616,543	$578,388
Securities available for sale	72,787	103,050	70,230	73,475
Loans held for sale	48,566	29,733	52,571	47,587
Loans, net	394,471	350,170	415,802	351,751
Deposits	447,134	427,635	446,234	427,544
Borrowings	78,285	67,733	81,485	70,983
Shareholders’ equity	69,899	65,384	71,447	66,507
Selected Financial Data:
Book value per share	$19.75	$18.10	$20.09	$18.55
Shares outstanding	3,538,554	3,612,571	3,556,354	3,585,871
Return on average assets (1)	1.91%	2.35%	1.72%	1.66%
Return on average equity (1)	16.78	21.32	14.70	14.38
Average equity to average assets	11.38	11.01	11.71	11.53

(1)	Annualized for the quarters

Selected Financial Data for all periods presented and Income Statement Data and Balance Sheet Data for the quarters ended March 31, 2005 and 2004 are not audited numbers.

Additional Information

Additional information concerning us is set forth in our Annual Report on Form 10-K for the year ended December 31, 2004, in our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and 2004 and in our proxy statement filed on Schedule 14A on March 15, 2005. Those reports are available from us upon request. We also have filed a statement on Form TO with the SEC, which includes certain additional information related to this offer. Forms 10-K, as well as other periodic reports, proxy statements, and other information, are regularly filed by us with the SEC. Such material may be inspected and copied at prescribed rates at the SEC’s Public Reference Facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains an internet web site at http://www.sec.gov, containing reports, proxy and informational statements, and other information regarding public companies, like us, that file reports electronically with the SEC. In addition, reports, proxy statements, and other information concerning us may be obtained from Thomas F. Cherry, Executive Vice President and Chief Financial Officer, C&F Financial Corporation, or Mary Jo Rawson, Vice President and Controller, C&F Bank, 802 Main Street, West Point, Virginia 23181, (804) 843-2360.

14.	CERTAIN PRO FORMA FINANCIAL INFORMATION

The following summary unaudited pro forma financial information has been prepared on the assumption that we acquired 180,000 shares of common stock for $41.00 per share pursuant to this offer. The balance sheet data as of March 31, 2005 gives effect to the purchase of shares as of March 31, 2005. The income statement data gives effect to the purchase of shares as of January 1, 2004 for the year ended December 31, 2004 and as of January 1, 2005 for the quarter ended March 31, 2005. The pro forma financial information should be read in conjunction with the audited financial statements and related notes contained in the our Annual Report on Form 10-K for the year ended December 31, 2004 and our quarterly report on Form 10-Q for the quarter ended March 31, 2005. The pro forma financial information does not purport to be indicative of the results that would have actually been attained had the purchase of the shares been completed at the dates indicated or that may be attained in the future.

PRO FORMA FINANCIAL INFORMATION

	At or for the Quarter Ended March 31, 2005
		Pro Forma Adjustments
	Historical	Debit	Credit	Pro Forma
	(in thousands, except share and per share data)
Income Statement Date:
Interest income (1)	$11,092	$44		$11,048
Interest expense	2,248			2,248
Net interest income (1)	8,844	44		8,800
Provision for loan losses	1,089			1,089
Noninterest income	5,747			5,747
Noninterest expenses	9,740			9,740
Income tax expense (1)	1,155		$15	1,140
Net income	$2,607	$44	$15	$2,578
Net income per share-assuming dilution	$0.71			$0.74
Weighted average number of shares including common stock equivalents (2)	3,685,550	180,000		3,505,550

Balance Sheet Data:
Total assets	$616,543		$7,380	$609,163
Interest bearing deposits in other banks (1)	13,874		7,380	6,494
Securities available for sale	70,230			70,230
Loans held for sale	52,571			52,571
Loans, net	415,802			415,802
Deposits	446,234			446,234
Other borrowings	81,485			81,485
Shareholders equity (2)	71,447	$7,380		64,067

Selected Financial Data:
Book value per share	$20.09			$18.98
Shares outstanding (2)	3,556,354	180,000		3,376,354
Return on average assets	1.72%			1.72%
Return on average equity	14.70%			16.23%
Average equity to average assets	11.71%			10.62%

PRO FORMA FINANCIAL INFORMATION

	For the Year Ended December 31, 2004
	Historical	Pro Forma Adjustments		Pro Forma
		Debit	Credit
	(in thousands, except share and per share data)
Income Statement Date:
Interest income (1)	$40,843	$89		$40,754
Interest expense	7,549			7,549
Net interest income (1)	33,294	89		33,205
Provision for loan losses	4,026			4,026
Noninterest income	24,689			24,689
Noninterest expenses	37,753			37,753
Income tax expense (1)	5,006		$30	4,976
Net income	$11,198	$89	$30	$11,139
Net income per share-assuming dilution	$3.00			$3.14
Weighted average number of shares including common stock equivalents (2)	3,729,128	180,000		3,549,128

Notes to Pro Forma Financial Information

(1)	The funds used to purchase tendered shares were considered to be obtained from interest bearing funds on deposit with the Federal Home Loan Bank of Atlanta with an average yield of 1.21% for the year ended December 31, 2004 and 2.37% for the quarter ended March, 31, 2005. The tax rate assumed is 34%. The income statement data reflects the reduction in interest income on the interest bearing deposits.

(2)	The $7,380,000 purchase price of tendered shares was allocated to common stock at its $1.00 per share par value and the remainder of the purchase price was allocated to additional paid in capital and to retained earnings. The weighted average number of shares and the number of shares outstanding have been reduced by 180,000 for tendered shares.

(3)	Costs incurred in connection with the offer will be capitalized as part of the cost of tendered shares, and consequently no effect of the costs is reflected in the pro forma financial information. Costs incurred in connection with the offer are expected to approximate $60,000.

We and the Bank are both subject to regulatory requirements regarding maintaining minimum capital. The following table shows our historical capital ratios and those of the Bank at March 31, 2005 (with the pro forma ratios assuming that 180,000 shares have been purchased by us at March 31, 2005) and the minimum required regulatory ratios.

	March 31, 2005
	Bank	Company
Risk-based capital ratio:
Historical	12.5%	13.8%
Pro forma	11.0	12.3
Minimum required	8.0	8.0
“Well-capitalized” minimum required	10.0	n/a
Leverage ratio:
Historical	9.1%	10.1%
Pro forma	7.8	8.8
Minimum required	4.0	4.0
“Well-capitalized” minimum required	5.0	n/a
Tier-One ratio:
Historical	11.3%	12.5%
Pro forma	9.7	11.0
Minimum required	4.0	4.0
“Well capitalized” minimum required	6.0	n/a

Our pro forma financial statements should be read in conjunction with the historical consolidated financial information and do not purport to be indicative of future earnings or financial position or of what earnings or financial position would have been had the offer been consummated as of the dates for which pro forma statements are presented.

15.	INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE COMMON STOCK

A list of our directors and executive officers is attached to this offer as Schedule A. As of May 25, 2005, our executive officers and directors as a group (10 persons) were deemed to be beneficial owners of a total of 252,728 or 6.9%, of our shares of common stock, including presently exercisable options and options exercisable within 60 days.

Other than this offer to purchase, and except for an issue of options for 1,500 shares at the then current market price of $35.20 per share to each director on May 1, 2005, vesting one year later, and issued pursuant to our Stock Plans, neither we nor our subsidiaries, nor, to our knowledge, any of our executive officers or directors or any associate of any of our executive officers or directors of our subsidiary has engaged in any transactions involving shares of common stock during the period of 60 business days prior to the date of this offer. Our executive officers and directors, as well as our Bank executive officers and directors, are eligible to tender shares pursuant to this offer. Participants in the C&F Financial Corporation’s Dividend Reinvestment Plan are entitled to participate in the offer with their shares held in plan accounts on the same basis as all other shareholders. If you are a participant in our 401(k) Plan, you are not eligible to tender shares you own indirectly through the C&F Financial Corporation Stock Fund in the 401(k) Plan.

Except as set forth in this offer, neither we nor, to our knowledge, any of our executive officers or directors, or any of the executive officers or directors of any of our subsidiaries, is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to this offer with any other person with respect to our common stock.

Except as disclosed in this offer, we currently have no plans for proposals that relate to or would result in (i) the acquisition by any person of additional securities or the disposition of securities by us (except for the Stock Plans); (ii) extraordinary corporate transactions such as a merger, reorganization or liquidation, involving us or our subsidiary; (iii) a sale or transfer of a material amount of our assets or assets of our subsidiary; (iv) any change in our current board of directors or management; (v) any material change in our present dividend rate or policy for indebtedness or capitalization; (vi) any other material change in the our corporate structure or business; (vii) any material change in our Articles of Incorporation or Bylaws or any action which may impede the acquisition of control of us by any person; (viii) a class of our equity security becoming eligible for termination of registration pursuant to the Section 12(g)(4) of the Exchange Act; or (ix) the suspension of our obligation to file reports pursuant to Section 15(b) of the Exchange Act.

16.	FEDERAL INCOME TAX CONSEQUENCES

The following discussion is based upon information provided by us, the Internal Revenue Code of 1986, as amended and in effect on the date of this offer (the “Code”), existing and proposed regulations thereunder, judicial decisions, and current administrative rulings and practices. Any of these authorities could be repealed, overruled, or modified at any time after the date of this offer. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed. No ruling from the Internal Revenue Service with respect to the matters discussed herein has been requested and there is no assurance that the Internal Revenue Service would agree with the conclusions set forth in this discussion.

This discussion does not address the federal income tax consequences that may be relevant to you in light of your personal circumstances or to certain types of our shareholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws.

Tax Consequences

Sales of shares by tendering shareholders pursuant to this offer will be taxable transactions for federal income tax purposes (and may be taxable transactions under state, local or foreign tax laws as well). The federal income tax consequences to a tendering shareholder may vary depending upon the particular facts and circumstances of that individual. Accordingly, you are urged to consult your own tax advisor with respect to the federal income tax consequences to you of the sale of shares in connection with this offer.

Under the Code, if your shares are purchased pursuant to this offer, you will generally recognize gain or loss in an amount equal to the difference between the cash you receive and your adjusted basis for your shares purchased by us, if (i) as a result of the sale, your stock interest in us is completely terminated, (ii) the cash distribution is substantially disproportionate with respect to you, or (iii) the cash distribution is deemed to be not essentially equivalent to a dividend. These tests are discussed in greater detail below. Such gain or loss generally will be treated as a capital gain or loss if your shares are held as capital assets, and generally will be treated as a long-term capital gain or loss if your holding period for those shares is more than one year.

To determine whether the foregoing tests are met, there must be taken into account both (a) any shares actually owned by you and (b) any shares considered owned by you by reason of certain constructive ownership rules set forth in Sections 318 and 302 (c) of the Code. Under Section 318, you generally will be treated as owning shares which you have the right to acquire under options and shares owned (and, in some cases, constructively owned) by members of your family and by related entities (such as corporations, partnerships, trusts, and estates) in which you, a member of your family, or a related entity has an interest. If none of the foregoing tests (described in greater detail below) are satisfied, the cash received pursuant to this offer will be treated as a dividend and will be taxable as a dividend to the extent of our current and accumulated earnings and profits.

Complete Termination of Interest

A termination of your stock interest will have occurred if, pursuant to this offer, we purchase all of your shares and you do not own directly and are not deemed to own, under the constructive ownership rules described above, any other share of our stock. If this offer is prorated, the shares that are not purchased by reason of that proration must be taken into account in determining whether you have achieved a complete termination of your interest in us. If you would otherwise satisfy the complete termination requirement, but for your constructive ownership of shares held by family members, under certain circumstances you may be entitled to disregard such constructive ownership. If you have a complete termination of your interest, generally you will receive capital gain or loss treatment provided that you hold your shares as capital assets.

Substantially Disproportionate Redemption

A substantially disproportionate redemption occurs if the redemption results in you owning less than 80% of the percentage of outstanding common stock that you owned immediately before the redemption and less than 50% of all of our outstanding shares. In applying these tests, the constructive ownership rules discussed above will apply. If your receipt qualifies as a substantially disproportionate redemption, you generally will receive capital gain or loss treatment provided that you hold your shares as capital assets.

Redemption Not Essentially Equivalent to a Dividend

Even if there is not a complete termination of your interest and the receipt of cash by you fails to qualify as a “substantially disproportionate” redemption, it is possible that the receipt of cash by you pursuant to this offer may be treated as “not essentially equivalent to a dividend.” A redemption will be treated as “not essentially equivalent to a dividend” if, as result of the sale of shares pursuant to this offer, you have realized a “meaningful reduction” in your proportionate interest in us, taking into account the constructive ownership rules. This determination depends on all the facts and circumstances of each case. You should note that the change in your relative stock interest in us may be affected by a proration of this offer. If you meet the requirements of the “not essentially equivalent to a dividend” test, you generally will receive capital gain or loss treatment provided that you hold your shares as capital assets. If you are seeking to rely on the “not essentially equivalent to a dividend” test, you should consult your own tax advisor as to its application in your particular situation.

Determining Amount of Taxable Gain

If one of the three tests described above is satisfied, you will recognize gain or loss in an amount equal to the difference between the amount of cash received pursuant to this offer and your adjusted basis in the redeemed shares of common stock. Different rules may apply to the determination of the adjusted basis of shares of common stock, depending upon how the shares were acquired by you. Generally, the basis of common stock is equal to their cost. However, if the shares were received in a tax-free reorganization, inherited, received by gift, or received in numerous other ways, special tax rules may apply. Special rules may apply to a significant number of our outstanding shares which originally were issued in exchange for shares of the Bank in connection with the reorganization of the Bank into a holding company structure. Assuming that the holding company reorganization in fact qualified as a tax-free reorganization, and you exchanged all of your Bank shares solely for shares of the company in the holding company reorganization, generally you would have an adjusted basis in your shares equal to your basis in the exchanged Bank shares.

Assuming that your common stock is a capital asset and that you will recognize a capital gain or loss on the purchase of the shares by us pursuant to this offer, a determination then must be made as to the length of time during which the stock has been held or deemed held by you. Currently, the required holding period to obtain long-term capital gain and loss treatment is more than one year. For stock acquired in a tax-free exchange (or received by gift or inheritance) you may be entitled to add (“tack”) the holding period of your exchanged common stock (or the holding period of a former owner) to your holding period for the acquired common stock.

Taxable Dividend Treatment

If none of the three tests described above is satisfied, then you generally will be treated as having received a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits. To the extent the cash received by you pursuant to this offer exceeds our earnings and profits, it will be applied to reduce your adjusted basis in your shares, and any amount in excess of basis will be taxed as capital gain. Corporate shareholders may be entitled to the dividends-received deduction, except that the deduction may be reduced under certain special tax rules.

Backup Withholding Requirements

Under federal backup withholding rules, except in the case of certain exempt taxpayers, the Depositary will be required to withhold and will withhold 28% of the gross proceeds paid to you or another payee pursuant to this offer unless you provide your tax identification number (employer identification number or social security number), certify that such number is correct, and certify that you are not subject to backup withholding under Section 3406(a)(1)(C) of the Code. You should fully complete and sign the box captioned “Substitute Form W-9” included as part of the Letter of Transmittal, so as to provide the information and certifications necessary to avoid backup withholding. Please see the Letter of Transmittal and the Instructions for further details.

The federal income tax discussion set forth above is included for general information only. You are urged to consult your own tax advisor to determine the particular tax consequences to you of the purchase of your shares pursuant to this offer, including the applicability of the constructive ownership rules, the applicability of any state, local or foreign tax laws, changes in applicable tax laws and any pending or proposed legislation.

17.	GOVERNMENT REGULATION

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the purchase of common stock as contemplated in this offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for our purchase or ownership of common stock as contemplated by this offer. Under Federal Reserve Board regulations, promulgated under the Bank Holding Company Act of 1956, a bank holding company must give written notice to the Board of Governors of the Federal Reserve before purchasing or redeeming its equity securities if the gross consideration paid for the purchase or redemption equals or exceeds 10% of the company’s consolidated net worth during a 12 month period, unless, (i) the holding company meets the thresholds established for “well capitalized” state member banks under applicable regulations following the redemption, and (ii) the bank holding company received a composite “1” or “2” rating at its most recent Federal Reserve Board examination, and we (and the Bank) have no unresolved regulatory supervisory issues. No approval of any other federal, state or local governmental body is required with respect to this offering.

Should any such approval or other action be required, we will immediately seek such approval or other action. We cannot predict whether we may determine that it is required that we delay the acceptance for the payment of or payment for shares tendered pursuant to this offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.

A significant portion of our revenues result from dividends paid to us by the Bank. Both we and the Bank are subject to laws and regulations that limit the payment of dividends, including requirements to maintain capital at or above regulatory minimums. Banking regulators have indicated that Virginia banking organizations should generally pay dividends only (1) from net undivided profits of the bank, after providing for all expenses, losses, interest, and taxes accrued or due by the bank and only (2) if the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality, and overall financial condition. In addition, the Federal Deposit Insurance Act prohibits insured depositary institutions such as the Bank from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become undercapitalized as defined in the statute. We do not expect that any of these laws, regulations or policies will materially affect our ability to fund this offer.

18.	EXTENSION OF THIS OFFER PERIOD; TERMINATION; AMENDMENTS

We reserve the right, in our reasonable discretion, at any time prior to the expiration of this offer, and regardless of whether or not any of the events set forth under Section 8 “Certain Conditions of this Offer,” shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which this offer is open (and thereby delay acceptance for payment of, and payment for, any shares) by giving oral or written notice of extension to the Depositary and making a public announcement of it. We also reserve the right, in our reasonable discretion, to terminate this offer and not to purchase or pay for any shares not previously purchased or paid for upon the occurrence of any of the conditions specified in this offer by giving oral or written notice of such termination to the Depositary institution and making a public announcement. We further reserve the right, in our reasonable discretion and regardless of whether any of the events set forth under Section 8 “Certain Conditions of this Offer” shall have occurred or shall be deemed by us to have occurred, to amend this offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in this offer to holders of shares or by decreasing or increasing the number of shares being sought in this offer). Amendments to this offer may be made at any time and from time to time affected by public announcement of it, such announcement, and in the case of any extension, to be issued no later than 9:00 a.m., Eastern Standard Time on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to this offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of such change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) under the Exchange Act), we have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a press release to wire services and filing a Form 8-K with the SEC.

If we make a material change in the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rules 13e-4(b)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which any offer must remain open following material changes in the terms of this offer or information concerning this offer, other than a change in the price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) we increase or decrease the price to be paid for shares, we increase the number of shares being sought and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or we decrease the number of shares being sought, and (ii) this offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that notice of such increase or decrease is first published, sent or given, this offer will be extended until the expiration of such period of 10 business days.

19.	FEES AND EXPENSES

We will reimburse any broker or dealer, commercial bank or trust company for customary handling and mailing expenses incurred in forwarding this offer. No broker, dealer, commercial bank, or trust company has been authorized to act as our agent or the Depositary for purposes of this offer.

20.	MISCELLANEOUS

We are not aware of any jurisdiction in which the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of common stock residing in such jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the offer. The Schedule TO, including the Exhibits and any amendments thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth under Section 13 “Historical Financial Information; Additional Information” with respect to information concerning us.

This offer is made to all our shareholders as of the date of this offer.

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS

OF C&F FINANCIAL CORPORATION

The following table shows as of April 30, 2005, the beneficial ownership of our shares of each director, executive officer and of all of our directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Robert L. Bryant (Executive Vice President)	6,000	(6)		*
J. P. Causey Jr. (Director)	42,738	(2)	1.2
Barry R. Chernack (Director)	7,662	(2)		*
Thomas F. Cherry (Executive Vice President and Chief Financial Officer)	14,200	(5)		*
Larry G. Dillon (Chairman and Chief Executive Officer)	93,165	(3)	2.5
James H. Hudson III (Director)	11,725	(2)		*
Joshua H. Lawson (Director)	38,196	(2)	1.0
Bryan E. McKernon (President of C&F Mortgage)	15,100	(4)		*
William E. O’Connell Jr. (Director)	11,750	(2)		*
Paul C. Robinson (Director)	12,192	(2)		*
All Directors and Current Executive Officers as a group (10 persons)	252,728		6.9

*	Represents less than 1% of our total outstanding common stock.

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. Except as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown.

(2)	Includes 9,750 shares each for Mr. Causey, Mr. Hudson, Mr. Lawson, Mr. O’Connell, and Mr. Robinson and 6,000 shares for Mr. Chernack as to which they hold presently exercisable options. Excludes 1,200 and 240 shares held solely by Mr. Causey’s and Mr. Hudson’s spouses, respectively, as to which Mr. Causey and Mr. Hudson disclaim beneficial ownership.

(3)	Includes 13,400 shares for Mr. Dillon as to which he holds presently exercisable options and 7,500 shares as to which he holds options that will become exercisable on June 21, 2005. Also includes 40,293 shares held by a non-family trust, of which Mr. Dillon is a co-trustee, and with respect to which Mr. Dillon shares voting and investment power. Mr. Dillon disclaims beneficial ownership of the shares held in trust.

(4)	Includes 5,000 shares for Mr. McKernon as to which he holds presently exercisable options and 6,000 shares as to which he holds options that will become exercisable on June 21, 2005.

(5)	Includes 6,600 shares for Mr. Cherry as to which he holds presently exercisable options and 6,000 shares as to which he holds options that will become exercisable on June 21, 2005.

(6)	Consists of 6,000 shares for Mr. Bryant as to which he holds options that will become exercisable on June 21, 2005.